EXHIBIT 99.1

NEWS RELEASE

RANGE COMPLETES GREAT LAKES ACQUISITION

FORT WORTH, TEXAS, JUNE 24, 2004...RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that it had completed the previously announced acquisition of the 50% of Great Lakes Energy Partners, LLC that it did not previously own for $200 million paid to the seller plus the assumption of $68 million of Great Lakes bank debt and the retirement of $27 million of oil and gas commodity hedges. Great Lakes, a 50/50 joint venture, was formed in 1999 to hold Appalachian oil and gas properties contributed by Range and the seller.

Range estimates it acquired 255 Bcfe of net proved reserves in the transaction. The reserves are 87% natural gas, 92% operated and the properties have a 20-year reserve life index. The purchase added approximately 35 Mmcfe a day to Range’s production, increased its leasehold position by 664,000 net acres and brought it full control of 5,100 miles of gas gathering systems having a throughput of over 100 Mmcfe per day. The acquisition increased Range’s proved reserves by 30% to over 900 Bcfe, increased its production by 20% to more than 210 Mmcfe a day and lengthened its reserve life index 17% to 13 years. The acquisition cost equates to $1.09 per mcfe of proved reserves after the allocation of $12 million of the purchase price to undeveloped leasehold and gathering systems. Range believes that the acquired properties also have significant additional reserve potential relating to drilling in and around existing fields, newly initiated shallow drilling plays on 150,000 acres of recently acquired leasehold, the sizeable potential of the deeper formations, as well as coal bed methane projects.

As a result of the acquisition, Range’s production growth target for the second half of 2004 has been increased to 32% — 34%. A preliminary production growth target of 12% — 15% has been set for 2005, assuming no further acquisitions. The Company’s 2004 capital expenditure budget, excluding acquisitions, was increased by 10% to $149 million. At current commodity prices, the revised budget will be funded with approximately 70% of projected cash flow.

The acquisition was funded with the sale of $149 million of common stock, a $100 million offering of senior subordinated notes, with the remainder being funded with bank borrowings. As a result of the transaction, the borrowing base under Range’s bank credit facility was increased from $240 million to $500 million. After closing the acquisition and financings, the available liquidity under the bank facility was approximately $180 million compared to less than $50 million prior to the transaction.

Range also announced that it had hedged production attributable to the acquisition for the period July 1, 2004 through December 31, 2006 based on NYMEX pricing. For the last half of 2004, natural gas collars were put in place having a floor price of $6.00 per mcf and a cap price of $7.50 per mcf, while oil was swapped at $37.28 per barrel. For 2005, natural gas collars having an average floor price of $5.50 per mcf and an average cap price of $7.45 per mcf were put in place, while oil was swapped at $34.78 per barrel. In 2006, natural gas collars having an average floor price of $4.95 per mcf and an average cap price of $6.74 per mcf and oil collars having a $30.00 floor price and a $35.50 cap price were put in place. Volumes hedged represent 76%, 53% and 9% of the anticipated production attributable to the acquisition for the last half of 2004, 2005 and 2006, respectively.

Commenting, John H. Pinkerton, the Company’s President said, “Acquiring the rest of the Great Lakes joint venture is an extremely attractive transaction for Range. We purchased a substantial volume of high-margin, long-life natural gas reserves in properties we know exceedingly well. Furthermore, there are significant opportunities to enhance the value of these assets given our sizeable operating base in the Basin, our 1.5 million acre leasehold position and the proven Great Lakes operating team. The properties’ substantial current production and high margins will immediately benefit our shareholders. Their long reserve life and exceptional development and exploratory potential suggest the benefits of the acquisition should extend for many years to come. Importantly, the transaction greatly simplifies our corporate structure, allowing us to focus our energies on executing our balanced strategy of growth through the drill bit and complementary acquisitions.”

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Permian, Midcontinent, Gulf Coast and Appalachian regions of the United States.

Except for historical information, statements made in this release, including those relating to commodity prices and margins, anticipated increases in production, reserves and reserve life index, as well as development and exploratory drilling potential are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2004-19

Contact:	Rodney Waller, Senior Vice President
Karen Giles
(817) 870-2601
www.rangeresources.com

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